Exhibit 10.5
Amendment to the
Selective Insurance Stock Option Plan III
The Selective Insurance Stock Option Plan III (“Stock Option Plan III”) is amended, effective as of July 26, 2006, as follows:
1.	Section 2(k) is deleted in its entirety and replaced with the following:
(k)	“Fair Market Value” shall mean the closing selling price for Shares reported on the NASDAQ Global Select Market (or on the NASDAQ Global Market or NASDAQ Capital Market or on a national securities exchange if Shares subsequently trade on such an exchange) on the date of grant (or on such other date as such value must be determined), or if the date of grant, or such other date, is not a trading day, on the most recent trading date immediately prior to the date of grant, or such other applicable date.
2.	Except as set forth in this Amendment to the Selective Insurance Stock Option Plan III, Stock Option Plan III shall remain in full force and effect.